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                                                                   EXHIBIT 10(K)


                             INTERCOMPANY AGREEMENT


               THIS INTERCOMPANY AGREEMENT (this "Agreement") is made and entered into as of the 1st day of June, 1992, by and between Riverwood International Corporation, a Delaware corporation ("Riverwood") and Manville Corporation, a Delaware corporation ("MVL").


                                R E C I T A L S

               WHEREAS, prior to the effective date of this Agreement, MVL provided to Riverwood and its U.S. subsidiaries (collectively, "RIC") with certain services, insurance coverage and employee benefit plans; and

               WHEREAS, the parties hereto wish to formalize the relationship between MVL and RIC regarding such services, insurance coverage and employee benefit plans; and

               WHEREAS, MVL desires to provide to or obtain for RIC on a fee basis (i) those services set forth in Exhibit A hereto (the "Services"), (ii) the insurance coverage set forth in Exhibit B hereto (the "Insurance") and (iii) the opportunity for RIC's employees to participate in those MVL sponsored benefit plans set forth in Exhibit C hereto, as may be amended from time to time (collectively, the "Plans"); and

               WHEREAS, RIC desires to acquire the Services and Insurance and provide its employees with the opportunity to participate in the Plans pursuant to the terms and conditions set forth herein.


                               A G R E E M E N T

               NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

               1. Services. Beginning on June 1, 1992 (the "Effective Date"), MVL shall provide to RIC all of the Services set forth in Exhibit A to this Agreement. The cost of each of the Services to RIC shall be allocat-
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ed in a manner consistent with the parties' past practices.  The Services may be provided by (i) any affiliate or employee of MVL or its affiliates or (ii) any third party at the sole discretion of MVL.

                 2. Charges for Services. By the 15th business day of each calendar month, MVL shall submit to Riverwood invoices describing in reasonable detail the Services performed by MVL during the prior month and the charges for such Services. Riverwood shall remit payment to MVL in full for the invoiced charges within 30 days of the date the invoice is received.

                 3. Termination of Services. Either Riverwood or MVL may terminate all or any portion of the Services on 90 days' prior written notice to the other party hereto; provided, however, that no termination of any of such Services (or the termination of this Agreement) shall cause the termination or disqualification of the Plans.

                 4. Insurance. MVL shall use its reasonable best efforts to cause RIC to be covered under MVL insurance policies which will provide to RIC the Insurance described in Exhibit B hereto. MVL shall not be responsible for obtaining or maintaining any other insurance coverage for Riverwood other than as set forth in Exhibit B hereto. Riverwood shall, within 30 days of its receipt of an invoice from MVL, pay a portion of the premiums for the Insurance attributable to the coverage provided to RIC. The portion of such premiums payable by Riverwood shall be allocated in a manner consistent with the parties' past practices. The Insurance shall be provided by insurance carriers and be subject to such policies of insurance or self-insurance as MVL shall determine.

                 5. Termination of Insurance. Either Riverwood or MVL may terminate all, but not less than all, of the Insurance at any time on 90 days' prior written notice to the other party hereto. If Riverwood terminates the Insurance, Riverwood shall pay its share of the premiums for the RIC insurance as set forth in Section 4 hereof for any policies in force on the date of the termination notice until the earlier of (i) the date when such policies expire or (ii) one year from the date of the termination notice, at which time all of MVL's obligations hereunder regarding the Insurance shall automatically terminate.


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                 6.  Employee Benefit Plans.  Prior to notification, in
writing, by Riverwood to MVL that it is covering the RIC employees under its own employee welfare and/or qualified benefit plans, MVL shall allow employees of RIC (other than those employees covered by collective bargaining agreements which set forth MVL benefit plans in which such employees may participate) (the "RIC Employees") to participate in such Plans. No RIC Employee who is covered by any RIC benefit plan shall be entitled to coverage under any Plan providing comparable benefits, regardless of whether the RIC benefit plan provides more or less coverage than such Plan. Riverwood shall reimburse MVL for all of MVL's costs and contributions (including, but not limited to, any costs related to providing COBRA continuation coverage) relating to the RIC Employees' participation in the Plans. The amount of such costs and contributions and the timing and manner in which Riverwood is required to reimburse MVL for such costs and contributions shall be determined in a manner consistent with the parties' past practices.

                 7. Prior Payments. MVL and Riverwood hereby agree that Riverwood has paid, in full, all amounts owed by Riverwood to MVL relating to MVL provided services incurred by RIC prior to the Effective Date.

                 8.  Limitation of Liability.  Except as may be provided in
Section 9 below, MVL, its affiliates, directors, officers, employees, agents or permitted assigns (each, a "MVL Party") shall not be liable to RIC or any of RIC's affiliate, director, officer, employee, agent or permitted assign (each, a "RIC Party") for any liabilities, claims, damages, losses or expenses, including, but not limited to, any special, indirect, incidental or consequential damages of a RIC Party arising in connection with this Agreement, the Services, the Insurance or the Plans.

                 9. MVL Indemnification. MVL shall indemnify, defend and hold harmless the RIC Parties from and against all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys' fees), of third parties unrelated to any RIC Party and, solely in connection with the Plans, RIC Employees caused by or arising in connection with MVL's gross negligence or willful misconduct in its performance of the Services, or providing the Insurance or Plans; unless such gross negligence or willful misconduct was

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caused by the acts or omissions of any RIC Party.  Notwithstanding the foregoing, MVL shall not be liable for any special, indirect, incidental or consequential damages relating to such third party claims.

                10. Riverwood Indemnification. Riverwood shall indemnify, defend and hold harmless the MVL Parties from and against all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys' fees), of any kind or nature caused by or arising in connection with RIC's failure to fulfill RIC's obligations hereunder; unless such failure is caused by the acts or omissions of any MVL Party. Notwithstanding the foregoing, Riverwood shall not be liable for any special, indirect, incidental or consequential damages relating to such claims.

                11. Information. Riverwood hereby covenants and agrees to provide MVL with all information regarding RIC and other assistance required by MVL for MVL to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

                12. Confidential Information. Riverwood and MVL hereby covenant and agree to hold in trust and maintain confidential all Confidential Information relating to the other party or any of their subsidiaries. Confidential Information shall mean all information disclosed by either party to the other in connection with this Agreement whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, technical, economic and business data, know-how, flow sheets, drawings, business plans, computer information data bases, and the like. Without prejudice to the rights and remedies of any party to this Agreement, a party disclosing any Confidential Information shall be entitled to equitable relief by way of an injunction if any other party hereto breaches or threatens to breach any provision of this Section 12.

                13. Assignment. RIC shall not assign or transfer any of RIC's rights or duties under this Agreement to any person or entity without the prior written consent of MVL.

                14. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required

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to be in writing will be duly given upon delivery, if delivered by hand or intercompany mail, or five (5) days after posting if sent by certified mail, return receipt requested to the following addresses:

                                      MVL

                                      Manville Corporation
                                      P.O. Box 5108
                                      Denver, Colorado 80217
                                      Attention: Legal Department

                                      and

                                      Riverwood

                                      Riverwood International Corporation
                                      3350 Cumberland Circle, #1600
                                      Atlanta, Georgia 30309
                                      Attention: Legal Department

or to such other address as either party may have furnished to the other in writing in accordance with this Section 14.

                15. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

                16. Suspension. The obligations of any party to perform any acts hereunder may be suspended if such performance is prevented by fires, strikes, embargoes, riot, invasion, governmental interference, inability to secure goods or materials, or other circumstances outside the control of the parties.

                17. Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

                18. Rights Upon Orderly Termination. Upon termination or expiration of this Agreement or any of the Services, Insurance or Plans described herein, each party

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shall, upon request, forthwith return to the other party all reports, paper, materials and other information required to be provided to the other party by this Agreement. In addition, each party shall assist the other in the orderly termination of this Agreement or any of the Services, Insurance or Plans described herein.

                19. Amendment. This Agreement may only be amended by a written agreement executed by all of the parties hereto.

                20. Entire Agreement. This Agreement, including any exhibits, constitutes the entire agreement between the parties, and supersedes all prior agreements, representations, negotiations, statements or proposals related to the subject matter hereof.

                21. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.





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               IN WITNESS WHEREOF, the parties have caused
this Agreement to be signed by their duly authorized representatives.

                                                  RIVERWOOD INTERNATIONAL
                                                  CORPORATION, a Delaware
                                                  corporation


                                                  By: /s/ F.R. McCauley
                                                  Name: F.R. McCauley
                                                  Title: Senior Vice President,
                                                           Finance


                                                  MANVILLE CORPORATION, a
                                                  Delaware corporation

                                                  By: /s/ Richard B. VonWald
                                                  Name: Richard B. VonWald
                                                  Title: Senior Vice President

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                                   EXHIBIT A
                                    SERVICES

                                 PUBLIC AFFAIRS

Public Affairs Services will include:

                 - State issues/legislation monitoring and related intervention (except in Louisiana) as approved;

                 - National legislation and regulatory issue management for RIC

                 -    Coordinate programs with IPA and other associations


                               TELECOMMUNICATIONS

        The telecommunications department will provide voice communication network services as well as related monthly cost management information.

        In addition consulting and installation services for local telephone systems and equipment are available. If additional services are requested, charges at fully-burdened cost will be agreed at that time.


                                 TAX DEPARTMENT

        MVL's tax department will provide tax services to RIC in the following general areas:

                 - U.S. and Canadian federal, provincial, state and local compliance for income, franchise and sales and use taxes

                 -    worldwide tax planning

                 -    mergers, acquisitions, and divestments

                 -    audit negotiation and support

                 -    special computations in connection with Tax Sharing
                      Agreement


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               Charges for such services will be based on an estimate of the time that tax department personnel devote to RIC activities.

                               CONTROL AND AUDIT

               Services to be provided include:

               Internal Audit - In accordance with audit schedule to be agreed to by RIC in order to assure appropriate coverage.

               External Audit - Invoices for separate audit work will be submitted directly to and paid by RIC.

               External Financial Reporting - Will assist as requested.

               MVL will prepare the stand-alone RIC tax calculation for financial reporting purposes. RIC will continue to provide the book/tax temporary differences and maintain responsibility for oversight of the calculations performed by the overseas subsidiaries. MVL will calculate the current and deferred tax provisions and liabilities.

               Operations Analysis, Corporate Planning, Policy Control and Corporate Systems - No services expected. If RIC requests any such assistance, charges at fully-burdened cost will be agreed at that time.


                                   INSURANCE

               MVL will continue to provide an insurance department that will determine the amount and type of worldwide insurance coverage that is needed, on substantially the same terms and conditions as provided to other subsidiaries and divisions of MVL. This department will be responsible for negotiating with underwriters to obtain that coverage. See Exhibit B for a more definitive list of the types of coverage that will be included.

               RIC shall be billed for insurance provided by MVL at substantially the same rate and on substantially the same terms as internal units of MVL, subject to adjustment due to differences in levels of coverage, risk

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and deductibles, and except that in situations where MVL must pre-pay insurance premiums RIC shall be billed on a pre-paid basis its allocated share.

               Where it is MVL's policy to maintain a self-insurance program, RIC will also be required to self-insure.

                 Insurance services include those services provided by the MVL Risk and Insurance Management Department. This department performs all customary risk insurance management functions, specifically:

                  - Determine amount and type of domestic and international
                    insurance coverage necessary,

                  - Negotiate with underwriters and brokers for insurance
                    coverage and services,

                  - Negotiate with claims adjusters for cost effective service,

                  - Set deductibles and self-insured retention amounts,

                  - Ensure compliance with loan covenants and agreements,

                  - Arrange and coordinate property loss prevention inspection of facilities,

                  - Design insurance programs for special or new situations,

                  - Review insurance language in construction contract, joint ventures, agreements, leases, etc.,

                  - Determine financial ability of insurance carriers for
                    loggers and other vendors,

                  - Advise the scope and breadth of coverage available,

                  - Arrange for certificates, ID cards and other proof of
                    insurance,



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                  - Prepare claims and Proof of Loss for submission to
                    insurers,

                  - Complete various filings with appropriate state agencies,

                  - Gather, compile and submit underwriting data to various
                    insurers/underwriters to obtain coverage,

                  - Handle requests for information


               HEALTH, SAFETY & ENVIRONMENTAL MANAGEMENT

                  MVL will continue to provide HS&E assistance to RIC. This will include:

                  - Environmental plant audits

                  - Oversight of compliance with government and corporate
                    requirements

                  - Education of new regulatory requirements

                  - Due diligence on acquisitions

                  - Representation before domestic and international regulatory authorities and representation on various committees and at scientific and trade meetings

                  - Filings with regulatory authorities

                  - Train coordinators, including division-specific programs

                  - Federal and corporate Occupational Health mandated programs

                  - Medical surveillance programs

                  - Program support for State regulatory initiatives

                  - HS&E presentations (internal, BOD, external)

                  - Corporate Science Advisory Group



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                  - Occupational exposure monitoring

                  - Assess potential toxicity of potential
                    replacement chemicals

                  - MSDS and labeling development and
                    maintenance

                  - OSHA and corporate safety standards
                    compliance

                  - Safety programs development

                  - Occupational and environmental
                    risk assessment

                  - Product evaluations and
                    stewardship programs

                  - Indoor Air Quality issues

                  - Maintain MVL's Environmental Safety
                    and Health Information

                    Stay abreast of pertinent
                    literature and research

                               EMPLOYEE RELATIONS

               Corporate Employee Relations will provide advice and assistance on benefit plan design and compliance. The types of plans include pension, thrift, and health and welfare.

               Corporate Employee Relations will provide assistance on employee relocations.

               Non-routine services will be contracted on an "as-requested" basis with fees equal to fully-burdened costs being negotiated.





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                                 LEGAL SERVICES


               Services for the first year will include the following:

                 General counsel

                 Benefit plans

                 Securities law

                 Corporate secretary services

                 Product litigation

                 Corporate security

                 Environmental

                 Labor relations

                 Legal costs are based upon an estimate of the time devoted to RIC specific areas.

                 Outside counsel costs attributable to RIC and the cost of the internal RIC legal staff will be billed directly to RIC.

                 If additional services are requested, charges at fully-burdened cost will be agreed at that time.


                  EMPLOYEE BENEFIT PLANS INVESTMENT DEPARTMENT


               The Employee Benefit Plan Investment Department will provide general actuarial services, investment, administration and custodial services necessary to manage the assets of current employee benefit plans and any successor plans operated or established in whole or in part for the benefit of the employees. Any charges necessary in connection with a revision of the design or administration of any plan shall be negotiated at the time the service is requested on the basis of reimbursement of fully-burdened costs.



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                               PROCESS AUTOMATION


               MVL presently provides consulting services that identify computer manufacturing efficiencies using video imaging techniques. Service is contracted at negotiated prices.


                                     CREDIT


               MVL's corporate credit department will continue to negotiate with Dunn and Bradstreet for services. RIC will be charged based upon an annual estimate of their usage.


                              AVIATION DEPARTMENT

               The Corporate Aviation Department will provide an oversight role to the RIC-based aviation group. RIC will be charged with the fully-burdened cost of the RIC group. Use of the Corporate aircraft will be provided with utilization charges of $2.00 per flight mile. This rate is also applicable for time spent flying to departure points (deadhead time).


                              CORPORATE RELATIONS

               The Corporate Relations department will provide public relations, and investor, shareholder, and general and financial media relations services for RIC. This would include:

                        -  Arranging analysts meetings

                        -  Answering shareholder and investor analyst questions

                        - Handling media inquiries and manage article placement program on RIC

                        -  Overseeing preparation of report to shareholders



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               - Manage major presentation plan for RIC president

               - Handling news releases

               - Provide oversight and guidance to RIC director of corporate communications on overall internal and external communications and marketing communications support.

                             INFORMATION TECHNOLOGY

               The Information Technology department will provide data communication network services to RIC.


                              EXECUTIVE DEPARTMENT

                 A portion of MVL's corporate executive department will be charged to RIC to cover the costs of the RIC chairman of the board.

               Non-routine services will be contracted on an "as-requested" basis with fees equal to fully-burdened cost being negotiated at time of request.

                              TRAINING DEPARTMENT

               MVL presently maintains a training department. Fully-burdened costs for each course will be charged to attendees.

                                PRIVATE CARRIAGE

               MVL maintains its own trucking department for hauling inbound and outbound freight. RIC will be charged based upon usage.

               Costs will be determined on actual miles hauled and/or cargo weight consistent with past practice.





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                           TRANSPORTATION DEPARTMENT

               MVL will continue to provide a program of leased cars. RIC will be charged the direct lease cost plus an indirect amount to cover the administrative costs.

               In addition MVL will also provide additional moving services and access to industry transportation data.


                            PROPERTY TAX DEPARTMENT

               MVL will continue to provide service to RIC in the property tax area including:

               - Administering all tax filings

               - Issuing payments to taxing authorities

               - Providing RIC with tax estimates for accrual purposes

               - Interfacing with local assessors to negotiate property values and related tax payments

               - Administering various information tracking programs

               - Initiating and administering Jak-et-Pak and Marksman tax filings and payments and provide RIC billing information for customer reimbursable items


                                  MASTER CAMP

               MVL leases a small game hunting facility for customer entertainment. Cost of accommodations are equally born by business units.


                             GENERAL ADMINISTRATIVE

               MVL will charge RIC a portion of the cost of maintaining the headquarters building.


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                          MANVILLE INTERNATIONAL B.V.

               Manville International B.V. ("MIBV") will provide certain financial and administrative services to RIC's European subsidiaries as follows:

               - Serve as general administrator for Riverwood International
                 B.V.

               - Coordinate with tax, legal and financial advisors as necessary to meet subsidiary statutory requirements

               - Manage intercompany borrowing arrangements

               - Provide other general finance and administrative services as requested

               Charges for such services will be based on an estimate of the time that MIBV personnel devote to RIC activities.





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                                   EXHIBIT B


                                   INSURANCE

  This schedule provides a brief description of the major insurance programs under which RIC will be afforded coverages under MVL's policies. Recovery under any of these policies is subject to the specific terms, conditions, exclusions, limits, deductibles, etc. of the particular policy involved.

  MVL shall have responsibility for negotiating insurance contracts, terms and conditions, selection and administration of insurance brokers, underwriters, claims handling services and all other aspects of insurance admin-istration.

  The premium charge is a reflection of RIC's percentage of the total premium for each line of coverage. These policies are renewed on an annual basis and premiums are subject to market conditions. In addition, if RIC terminates the Insurance and RIC's loss experience has caused MVL's insurance premium to be higher than it would have been without RIC's loss experience, RIC will be obligated to pay its share of the increased premium until the RIC loss experience is no longer involved in MVL's premium determination.

  RIC's initial percentage of the estimated premium for each coverage is shown with the coverage description.

  CASUALTY - 27%

  Provides coverage for damages which RIC shall become legally obligated to pay because of personal injury and/or property damage. This coverage includes automobile liability, advertiser's liability, and aviation liability.

  PROPERTY DAMAGE - 57%

  Provides coverage for all risks of direct physical loss or damage to RIC's plant, personal property and equipment as a result of an occurrence (fire, explosion, storm, etc.)



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CRIME - 28%

Provides reimbursement to RIC for loss due to the dishonest acts of an employee(s).

DIRECTORS AND OFFICERS - 29%

To pay on behalf of RIC's Directors and Officers all losses which such Directors and Officers shall become legally liable to pay as a result of a wrongful act. Coverage will also reimburse MVL for any loss for which MVL shall indemnify individual Directors and Officers resulting from a wrongful act.





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                                                                       EXHIBIT C
                        Riverwood International Benefits

                     Salaried & Hourly (Except Where Noted)

1.     Manville Comprehensive Health Care Plan
2.     HMO's
3.     Manville Dental Plan
4.     Manville Prepaid Prescription Drug Plan (Hourly)
5.     Life Insurance
       (a)      Basic
       (b)      Supplemental (Salaried)
       (c)      Accident Insurance
       (d)      Business Travel
       (e)      Retiree (not all hourly employees)
6. Long Term Disability (Salaried and some West Monroe hourly)
7.     Retirement Plans (4)
8.     Thrift Plans (3)
9.     Retiree Medical - (Salaried and West Monroe hourly)


  The degree of support received from Manville Corporation varies by plan.

  This Agreement is not intended to confer any rights in any of the above plans for any unit that is subject to collective bargaining. Parties acknowledge that certain locations participate in the above plans to varying degrees.



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